Exhibit 99.1
FOR IMMEDIATE RELEASE:
Contact:
Lauren Mihajlov
Director of Brand Communications for Caribou Coffee
763.592.2200
lmihajlov@cariboucoffee.com
CARIBOU COFFEE ANNOUNCES NEW SR. VICE PRESIDENT OF COMMERCIAL BUSINESSES
MINNEAPOLIS (April 7, 2009) — Caribou Coffee Company, Inc. (NASDAQ:CBOU) today announced the addition of Henry J. “Hank” Suerth as Senior Vice President of Commercial Businesses. The creation of this role and hiring of Mr. Suerth support one of the company’s stated strategic areas of focus: profitably growing the commercial business channel.
Suerth brings extensive commercial and consumer products experience having been Senior Vice President of Business Alliances with Starbucks Coffee Company. In that role, Suerth was responsible for the performance of Starbucks Foodservice, Licensing and Consumer Products channels.
Suerth has also held roles as President and CEO of Infinity Systems, a global audio company; CEO of Recoton Corporation’s multi brand home audio business, as well as general management roles at Ethan Allen, the Cahners Exposition Group and FMC Corporation. He also managed his own Connecticut-based management consulting company, Decision Resources, for six years. Suerth has an MBA from the Harvard Graduate School of Business Administration and a B.S. in Industrial Management from Purdue University.
“We believe that Caribou Coffee is truly the best cup of coffee out there. Period. Because of this, we see a tremendous opportunity in growing our commercial business channel and bringing this world-class coffee to an even wider audience,” said Mike Tattersfield, Caribou Coffee CEO and President. “I believe the experience Hank brings to this new role is exactly what is needed to take the business to new heights. From new grocery accounts to developing food service and hotel and leisure opportunities, the possibilities are truly endless with this channel.”
The commercial segment has been a successful and profitable one for Caribou Coffee under the leadership of Vice President of Commercial Sales, Henry Stein. During Stein’s tenure, the commercial channel has shown continuous year-over-year growth, including a 50% increase from 2007 to 2008. “Henry has done a great job leading the commercial channels for Caribou, and we’re appreciative of the growth and profits achieved under his leadership,” said Tattersfield, “I know that together, this expanded commercial team will achieve great things.”
ABOUT THE COMPANY Caribou Coffee (CBOU), founded in 1992, is the second-largest company-owned gourmet coffeehouse operator in the world based on number of coffeehouses. At Caribou Coffee, our mission statement is “an experience that makes the day better.” We provide this by sourcing the highest-quality coffee in the world and craft roasting it in small batches to bring out the best in every bean. We then bring this extraordinary coffee to our customers via several channels including grocery locations, online or via our coffeehouses, which provide a relaxing escape for our customers. Caribou Coffee is a proud recipient of the Specialty Coffee of America Association’s (SCAA’s) 2008 Roasters Choice Tasting Competition Gold Award. For more information, visit www.cariboucoffee.com.
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